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Exhibit 99.1

FOR IMMEDIATE RELEASE

TYCO REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

Company Reports Fourth Quarter Loss of $0.15 Per Share, Including $0.49 per
Share of Charges

Fourth Quarter Cash from Operating Activities of $1.8 billion;
Free Cash Flow of $1.4 Billion

Company Initiates Divestiture and Restructuring Program As Part of Previously
Discussed Strategy to Sharpen Focus on Core Businesses

        PEMBROKE, Bermuda, November 4, 2003—Tyco International Ltd. (NYSE: TYC, BSX: TYC, LSE: TYI) today reported a loss of $0.15 per share for its fourth quarter, compared to a loss of $0.72 per share in the fourth quarter of 2002. For the full fiscal year 2003, Tyco reported earnings of $0.49 per diluted share, compared to a loss of $4.62 in fiscal 2002.

        Tyco also initiated a divestiture and restructuring program as part of its previously discussed strategy to sharpen the focus on its core businesses, simplify operations, and improve its cost structure. This program has, along with other actions, resulted in pre-tax charges of $1.2 billion in the fourth quarter and reduced the Company's fourth quarter earnings per share by $0.49 (see summary of charges below).

        Chairman and Chief Executive Officer Ed Breen said: "Our operating results are in line with expectations. In addition, our focus and execution on cash generation in the quarter were outstanding, providing us with increased financial flexibility as we move into 2004. Tyco's core businesses are strong, we continue to make progress in improving our operating efficiency, and I believe the restructuring and divestiture actions we are announcing today will enhance our future performance."

        Other results for the quarter and full year include:

  •
  Revenues were $9.5 billion for the quarter, compared to $9.4 billion for the fourth quarter of last year. For the full year, revenues were $36.8 billion, compared to $35.6 billion for fiscal year 2002. Excluding the impact of foreign exchange, revenues were down slightly in the fourth quarter and essentially level in fiscal 2003 compared to fiscal 2002.

  •
  Cash from operating activities was $1.8 billion in the fourth quarter and $5.4 billion for the fiscal year. Free cash flow was $1.4 billion in the fourth quarter, compared to $0.9 billion in the same period last year. Fourth quarter free cash flow included a voluntary $207 million contribution to the Company's pension plans. For the year, free cash flow was $3.2 billion, compared to $0.8 billion for fiscal year 2002. Free cash flow is a non-GAAP financial measure and is described below. For a reconciliation of cash from operating activities to free cash flow, see the attached table.

Divestiture and Restructuring Program

        As part of its divestiture program, Tyco intends to sell the Tyco Global Network (TGN), its undersea fiber optic telecommunications network, as well as to exit more than 50 other businesses.

        The businesses to be exited, the largest of which had annual sales of less than $400 million, had combined annualized revenues of $2.1 billion in fiscal year 2003, or about six percent of the Company's total revenue base. The TGN had a pre-tax operating loss of $117 million, while the remaining businesses to be exited had a combined operating profit of approximately $55 million in 2003.

Excluding the TGN, Tyco expects to generate at least $400 million in proceeds from the divestiture program and further expects the program to generate a pre-tax loss of $250 million to $750 million.

        The businesses to be exited are in every Tyco business segment except Plastics & Adhesives. Measured on the basis of revenue, more than half of the planned divestitures are in the Fire & Security segment. Aside from the TGN, the Company is not identifying at this time which businesses will be exited.

        Tyco's restructuring program includes the consolidation of 219 manufacturing, sales, distribution, and other facilities. These actions are expected to reduce employment levels by about 7,200 employees. Of the facilities to be consolidated, 184 are in Fire & Security, 30 are in Plastics & Adhesives, and the remainder are in Engineered Products & Services. The charges associated with the restructuring program, most of which will be expensed in fiscal year 2004, are expected to be about $400 million, of which approximately $280 million is cash. Total annualized savings from the restructuring program are estimated at $230 million by 2005. Additional details are provided in the attached schedule.

        Mr. Breen said: "Our divestiture and restructuring moves will accelerate our ability to improve our profitability as we continue to make the transition from an acquisition-focused enterprise to a high-performing operating company. Although the TGN is the world's largest undersea fiber optic network, we believe consolidation is needed in this market. Since we are not prepared to invest further in this industry, we intend to exit the business. The other planned divestitures are small, non-strategic businesses that require a disproportionate amount of resources and management attention."

Summary of Charges

        In the fourth quarter, the Company recorded pre-tax charges of $1.2 billion ($0.49 per share of earnings), which consist of the following:

  •
  In anticipation of its sale, the Company reduced the carrying value of the TGN, which resulted in a non-cash charge of $664 million.

  •
  The Company's decision to sell the TGN resulted in a $278 million non-cash goodwill impairment charge. As a consequence of this action, there is no longer any goodwill at the segment's Power Systems and Printed Circuit Board businesses.

  •
  As previously announced, the Company adopted FASB Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities," as of July 1, 2003, primarily in connection with its synthetic leases. As a result, the Company increased total debt by $562 million and recorded a non-cash, cumulative effect accounting charge of $116 million pre-tax ($75 million after-tax, and $0.04 per share impact).

  •
  The Company recorded $87 million of non-cash asset impairments and other charges in the Fire & Security segment, and $47 million of charges at Tyco corporate.

  •
  The Company recorded $53 million in charges in connection with the restructuring program, which was largely offset by $45 million in previous restructuring credits.

QUARTERLY OPERATING RESULTS

        The financial results presented in the tables below are in accordance with generally accepted accounting principles (GAAP). All dollar amounts are pre-tax and stated in millions. All comparisons are to the quarter ended September 30, 2002 unless otherwise indicated.

Fire and Security

	September 30, 2003	September 30, 2002
Net revenues	$2,906.7	$2,876.7
Operating profit	$133.1	$223.3
Margins	4.6%	7.8%

        Revenues increased $30 million, driven by a $132 million increase from foreign currency. Excluding the impact of currency changes, revenue declined modestly, due to continued weakness in the Continental Europe Security business.

        Operating profit in the fourth quarter of 2003 includes $101 million in net charges, primarily related to restructuring and impairment of long-lived assets. Operating performance benefited from improvement in Worldwide Security, which was partially offset by weakness in the Fire Protection business.

Electronics

	September 30, 2003	September 30, 2002
Net revenues	$2,656.4	$2,566.1
Operating loss	$(559.9)	$(1,888.6)
Margins	(21.1%)	(73.6%)

        Revenues increased $90 million, driven by a $113 million increase from foreign currency. Overall, the connector business was up modestly in the quarter with strength in automotive and communications markets offset by weakness in general industrial markets. The non-connector portion of Electronics declined slightly due to continued weakness in telecommunications infrastructure-related markets.

        The operating loss in the fourth quarter of 2003 was driven by net charges of $922 million. These charges include a $664 million write-down of the carrying value of the TGN and a $278 million goodwill impairment charge. The operating loss in the fourth quarter of 2002 included $2.1 billion in charges relating to goodwill impairment, impairment of certain long-lived assets, and other restructuring and one-time charges. Operating profit improved in 2003 due to better performance in automotive, communications, and telecommunications (TyCom).

Healthcare

	September 30, 2003	September 30, 2002
Net revenues	$2,216.6	$2,118.3
Operating profit	$595.3	$500.3
Margins	26.9%	23.6%

        Revenues increased $98 million, driven by a $56 million increase from foreign currency and seven percent revenue growth in the U.S. healthcare businesses. This increase was partially offset by decreased sales at the International Healthcare division.

        Operating profit increased 19%, driven by increased sales, higher production volumes and a continued focus on optimizing operating expenses. Foreign exchange also contributed to the improvement.

Engineered Products and Services

	September 30, 2003	September 30, 2002
Net revenues	$1,224.5	$1,334.8
Operating profit	$70.0	$54.8
Margins	5.7%	4.1%

        Revenues declined $110 million, despite a $67 million benefit from foreign currency. This reflected lower sales volumes at the Flow Control and Electrical & Metal Products businesses, as both divisions continue to suffer from weak economic conditions and softness in non-residential construction activity.

        Operating profit increased 28%, reflecting the impact of prior year charges of $97 million. Excluding impairment charges from the year over year comparison, operating profit decreased significantly in 2003, as a result of lower sales volumes at Flow Control as well as increased steel costs and lower sales volumes at Electrical & Metal Products.

Plastics & Adhesives

	September 30, 2003	September 30, 2002
Net revenues	$468.6	$476.9
Operating profit (loss)	$28.0	$(2.7)
Margins	6.0%	(0.6)%

        Revenues declined slightly, driven primarily by declines in the A&E Molded Plastics and Adhesives businesses, which were partially offset by a $5 million increase from foreign currency.

        Operating profit increased $31 million, reflecting the impact of charges in fiscal year 2002. Operationally, segment profit declined due to the impact of higher resin and other material costs, unfavorable sales mix, and lower volumes.

Other Items

  •
  Net interest expense for the fourth quarter was $252 million, down 15% from $295 million in the same period a year ago, as a result of lower debt levels.

  •
  The Company repaid $1.0 billion in debt during the fourth quarter. Tyco's debt-to-capitalization ratio was 44.3% as of September 30, 2003.

  •
  The Company had cash on hand of approximately $4.2 billion at September 30, 2003, compared to $3.9 billion at June 30, 2003.

  •
  To assist in summarizing and understanding the charges included in Tyco's GAAP results for fiscal 2003, the Company has attached an explanatory schedule to this press release showing the impact of the restatement and the notable charges taken in 2003 and a schedule showing the estimated restructuring charges for 2004. A more detailed schedule has been posted on the investor relations section of its website www.tyco.com.

Progress in 2003

        Mr. Breen noted that in the first full fiscal year under Tyco's new management, the Company made significant and steady progress at both the corporate and operating levels. Among other accomplishments, Tyco:

  •
  Reduced the Company's debt by $3.2 billion and restructured its debt repayment schedule, which solved the Company's short-term liquidity challenge.

  •
  Substantially increased the Company's free cash flow to $3.2 billion for 2003.

  •
  Implemented a series of initiatives to improve operational excellence, including Six Sigma quality programs, Strategic Sourcing and rationalization of the Company's real estate footprint.

  •
  Strengthened the Fire & Security segment by changing senior management, focusing the security business on higher quality customers and capital returns, initiating the streamlining of the manufacturing organization, and improving operating costs across the segment.

  •
  Expanded margins in the Healthcare segment by 140 basis points, while increasing R&D spending by 17%.

  •
  Improved the cost structure of the Electronics segment, which better positions this business for margin expansion as the economy strengthens.

        Mr. Breen said: "Over the past year, our employees have made major progress in addressing the financial, operating and governance challenges that have faced Tyco. As a result of their hard work, the Company is in a strong competitive position and can look ahead to a bright future with many opportunities for growth in our markets around the world."

Outlook

        In fiscal 2004, Tyco expects to achieve earnings per share of $1.42 to $1.52, excluding the impact of the divestiture and restructuring programs. This outlook anticipates a modest improvement in economic activity over the next year. Stronger economic performance in the industrial and non-residential construction markets will be an important factor in the Company's achieving the high end of this range. For the first quarter of fiscal 2004, the Company expects to achieve earnings per share of $0.30-$0.32 before any divestiture or restructuring charges. This represents 13-20% net income growth and 7-14% EPS growth from the first quarter of 2003.

        The Company expects cash from operating activities and free cash flow in 2004 to exceed the levels achieved in 2003, which were $5.4 billion and $3.2 billion, respectively.

        EPS excluding charges is a non-GAAP measure and it should not be considered a replacement for GAAP results. The Company has forecast its results excluding restructuring and divestiture charges to give investors additional perspective on the underlying business results. Because the Company cannot predict when the divestitures will occur and the associated charges or gains will be taken, it is difficult to accurately include the impact of those items in the forecast.

About Free Cash Flow

        "Free cash flow" (FCF) is a non-GAAP metric and should not be considered a replacement for GAAP results. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission (SEC). The measure should be used in conjunction with other GAAP financial measures and is not presented as alternative measure of cash flow as calculated and presented in accordance with GAAP. Investors should not rely on FCF as a substitute for any GAAP financial measure. FCF as presented herein may not be comparable to similarly titled measures reported by other companies. FCF has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. See the accompanying table to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of free cash flow.

        FCF is used by the Company to measure its ability to meet its future debt obligations and is a significant measurement tool in the Company's incentive compensation plans. The Company believes that FCF is an important measure of the Company's management of cash flow and operating performance. The difference between Cash from Operating Activities (the most comparable GAAP measure) and FCF (the non- GAAP measure) consists of significant cash outflows that the Company believes are useful to measure its operations. The difference reflects net capital expenditures, acquisition of dealer accounts, Tyco Global Network spending, cash paid for holdbacks from prior acquisitions and purchase accounting, dividends paid, and the impact from the sale of accounts receivable programs. These items, particularly capital expenditures and acquisition of dealer accounts, are integral to the Company's operations and deducting these items provides a better picture in management's view of cash available for other uses including debt retirement.

Foreign Exchange Rates

        From time to time, this press release discusses the impact of foreign exchange rates on revenues and operating profit. The Company believes this provides investors with a more complete understanding of underlying results and trends of its base businesses.

Conference Call and Webcast

        The Company will hold a conference call for investors today at 8:30 am EDT. The call can be accessed in three ways:

  •
  At the following website: http://investors.tyco.com/medialist.cfm. A replay of the call will be available through November 11, 2003 at the same website.

  •
  By telephone dial-in with the capability to participate in the question and answer portion of the call. The telephone dial-in number for the participants in the United States is: (888) 276-0006. The telephone dial-in number for the participants in International locations is: (612) 326-0027. Due to capacity limitations on the part of our teleconference service provider, the number of lines available is limited. If these lines have reached their limit, investors will need to call the "listen-only" number provided below.

  •
  By telephone dial-in to participate in a "listen-only" mode. The telephone dial-in number for the participants in the United States is: (800) 260-0718. The telephone dial-in number for the participants in International locations is: (612) 326-1000. The participants' code for all callers is: 698012. Investors who do not intend to ask questions should dial this number directly.

        The replay is scheduled to be available at 3:30 pm on November 4, 2003 until 11:59 PM on November 10, 2003. The dial-in numbers for the replay are as follows: Domestic (U.S.) (800) 475-6701. International: (320) 365-3844. The replay access code for all callers is: 698013.

ABOUT TYCO INTERNATIONAL LTD.

        Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services; and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2003 revenues from continuing operations of approximately $37 billion.

FORWARD-LOOKING STATEMENTS

        This release may contain certain "forward- looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

        More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended, and in Tyco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Media:	Gary Holmes, 609-720-4387
Investor Relations:	Ed Arditte, 609-720-4621 John Roselli, 609-720-4624

TYCO INTERNATIONAL LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended		For the Year Ended
	09/30/03	09/30/02	09/30/03	09/30/02
		(restated)		(restated)
Net revenues	$9,472.8	$9,372.8	$36,801.3	$35,589.8
Cost of sales	6,290.7	6,414.8	23,891.9	23,065.3
Selling, general and administrative expenses	1,994.4	2,325.2	8,813.4	8,181.6
Restructuring and other (credits) charges, net	(1.7)	575.2	(74.3)	1,124.3
Charges for the impairment of long-lived assets	737.6	794.6	824.9	3,309.5
Goodwill impairment	278.4	499.3	278.4	1,343.7
Write-off of purchased in-process research and development	—	4.4	—	17.8

Operating income (loss)	173.4	(1,240.7)	3,067.0	(1,452.4)
Other expense, net	(11.6)	(62.4)	(223.4)	(216.6)
Interest expense, net	(251.7)	(294.6)	(1,040.8)	(959.7)

(Loss) income from continuing operations before income taxes and minority interest	(89.9)	(1,597.7)	1,802.8	(2,628.7)
Income taxes	(131.1)	203.2	(764.5)	(208.1)
Minority interest	(1.0)	(0.6)	(3.6)	(1.4)

(Loss) income from continuing operations	(222.0)	(1,395.1)	1,034.7	(2,838.2)
Income (loss) from discontinued operations of Tyco Capital, net of tax	—	11.1	20.0	(6,282.5)
Loss on sale of Tyco Capital, net of tax	—	(58.8)	—	(58.8)

(Loss) income before cumulative effect of accounting change	(222.0)	(1,442.8)	1,054.7	(9,179.5)
Cumulative effect of accounting change, net of tax	(75.1)	—	(75.1)	—

Net (loss) income	$(297.1)	$(1,442.8)	$979.6	$(9,179.5)

Basic (loss) income per common share:
(Loss) income from continuing operations	$(0.11)	$(0.70)	$0.52	$(1.43)
Income (loss) from discontinued operations of Tyco Capital, net of tax	—	0.01	0.01	(3.16)
Loss on sale of Tyco Capital, net of tax	—	(0.03)	—	(0.03)
(Loss) income before cumulative effect of accounting change	(0.11)	(0.72)	0.53	(4.62)
Cumulative effect of a change in accounting, net of tax	(0.04)	—	(0.04)	—
Net (loss) income	(0.15)	(0.72)	0.49	(4.62)
Diluted (loss) income per common share:
(Loss) income from continuing operations	$(0.11)	$(0.70)	$0.52	$(1.43)
Income (loss) from discontinued operations of Tyco Capital, net of tax	—	0.01	0.01	(3.16)
Loss on sale of Tyco Capital, net of tax	—	(0.03)	—	(0.03)
(Loss) income before cumulative effect of accounting change	(0.11)	(0.72)	0.53	(4.62)
Cumulative effect of a change in accounting, net of tax	(0.04)	—	(0.04)	—
Net (loss) income	(0.15)	(0.72)	0.49	(4.62)
Weighted-average number of common shares outstanding:
Basic	1,995.9	1,993.8	1,995.0	1,988.5
Diluted	1,995.9	1,993.8	2,002.7	1,988.5

Tyco International Ltd.

Condensed Consolidated Balance Sheet

(in millions)
Preliminary — Subject to Adjustments

	(Unaudited) September 30, 2003	(Unaudited) June 30, 2003	September 30, 2002
			(restated)
Current Assets:
Cash and cash equivalents	$4,186.7	$3,926.7	$6,185.7
Restricted cash	141.8	210.9	196.2
Accounts receivables, net	5,714.8	5,898.3	5,831.9
Inventories	4,292.2	4,555.5	4,607.9
Deferred income taxes	855.2	870.2	1,356.0
Other current assets	2,048.8	2,140.6	1,461.7

Total current assets	17,239.5	17,602.2	19,639.4
Tyco Global Network, Net	—	667.6	581.6
Property, Plant and Equipment, Net	10,299.8	10,009.8	9,861.0
Goodwill	25,938.7	26,301.8	26,020.5
Intangible Assets, Net	5,790.0	5,889.9	5,805.8
Other Assets	4,277.0	3,921.5	3,549.2

Total Assets	$63,545.0	$64,392.8	$65,457.5

Current Liabilities:
Loans payable and current maturities of long-term debt	$2,718.4	$3,639.9	$7,719.0
Accounts payable	2,716.7	2,763.1	3,173.8
Accrued expenses and other current liabilities	3,999.1	4,550.6	5,348.7
Contracts in process — billings in excess of cost	327.6	464.3	523.6
Deferred revenue	810.5	810.9	758.5

Total current liabilities	10,572.3	12,228.8	17,523.6
Long-Term Debt	18,250.7	17,567.7	16,486.8
Other Long-Term Liabilities	8,239.7	7,888.9	7,288.9

Total Liabilities	37,062.7	37,685.4	41,299.3
Minority Interest	113.3	74.8	76.9
Shareholders' Equity	26,369.0	26,632.6	24,081.3

Total Liabilities and Shareholders' Equity	$63,545.0	$64,392.8	$65,457.5

Note: Certain prior year amounts have been reclassified to conform with current year presentation.

TYCO INTERNATIONAL LTD.
Condensed Consolidated Statements of Cash Flows
(in millions)
Preliminary—Subject to Adjustments
(Unaudited)

	For the Quarters Ended		For the Year Ended
	09/30/03	09/30/02	09/30/03	09/30/02
		(restated)		(restated)
Cash flows from operating activities:
(Loss) income from continuing operations	$(222.0)	$(1,395.1)	$1,034.7	$(2,838.2)
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:
Non-cash restructuring and other charges (credits), net	1.9	527.0	(45.9)	796.5
Charges for the impairment of long-lived assets	737.6	794.6	824.9	3,309.5
Goodwill Impairment	278.4	499.3	278.4	1,343.7
Write-off of purchased in-process R&D	—	4.4	—	17.8
Loss on investments	11.6	123.3	87.2	270.8
Depreciation	387.4	366.7	1,471.9	1,464.1
Amortization of intangible assets	176.8	167.1	725.0	620.9
Income taxes—deferred and payables	50.4	(186.2)	549.5	(250.1)
Cash spent on restructuring	(132.6)	(157.6)	(503.3)	(517.5)
(Decrease in) proceeds under sale of accounts receivable programs	(63.1)	57.2	(119.0)	(56.4)
Changes in working capital and other	549.9	1,017.9	1,042.7	1,250.3

Net cash provided by operating activities, continuing operations	1,776.3	1,818.6	5,346.1	5,411.4

Net cash provided by operating activities, discontinued operations	—	—	20.0	1,462.9

Net cash provided by operating activities	1,776.3	1,818.6	5,366.1	6,874.3

Cash flows from investing activities:
Capital expenditures, net	(265.5)	(291.2)	(1,115.8)	(1,678.8)
Purchase of previously leased TyCom ship	—	—	(53.8)	—
Tyco Global Network spending	5.7	(163.4)	(112.7)	(1,146.0)
Acquisition of businesses, net of cash acquired	(9.4)	(1.6)	(44.0)	(1,683.8)
Acquisition of dealer accounts	(90.6)	(267.6)	(596.8)	(1,139.3)
Cash paid for purchase accounting and holdback/earn-out liabilities	(44.5)	(103.3)	(271.8)	(624.1)
Net proceeds from the sale of CIT	—	4,395.4	—	4,395.4
Disposal of businesses	0.5	138.7	8.5	138.7
Cash invested in short-term investments	(40.7)	(93.5)	(392.1)	(93.5)
Increase in restricted cash	(25.8)	(196.2)	(228.4)	(196.2)
All other	6.8	76.3	66.9	(18.1)

Net cash (used in) provided by investing activities, continuing operations	(463.5)	3,493.6	(2,740.0)	(2,045.7)
Net cash provided by investing activities, discontinued operations	—	—	—	2,684.3

Net cash (used in) provided by investing activities	(463.5)	3,493.6	(2,740.0)	638.6

Cash flows from financing activities:
Net repayments of debt	(1,010.5)	(1,862.8)	(4,618.6)	1,951.3
Dividends paid	(25.3)	(25.3)	(100.9)	(100.3)
Proceeds from options exercises	7.0	—	14.8	185.7
Repurchase of shares	—	(0.1)	(1.2)	(789.2)
All other	(1.5)	(2.9)	(8.0)	(209.7)

Net cash (used in) provided by financing activities, continuing operations	(1,030.3)	(1,891.1)	(4,713.9)	1,037.8
Net cash used in financing activities, discontinued operations	—	—	—	(2,874.6)

Net cash used in financing activities	(1,030.3)	(1,891.1)	(4,713.9)	(1,836.8)

Effect of currency translation on cash	(22.5)	(30.2)	88.8	2.1
Net increase (decrease) in cash and cash equivalents	260.0	3,390.9	(1,999.0)	5,678.2
Tyco Capital's cash and cash equivalents transferred to discontinued operations	—	—	—	(1,272.6)
Cash and cash equivalents at beginning of period	3,926.7	2,794.8	6,185.7	1,780.1

Cash and cash equivalents at end of period	$4,186.7	$6,185.7	$4,186.7	$6,185.7

RECONCILIATION TO "FREE CASH FLOW":
Net cash provided by operating activities, continuing operations	$1,776.3	$1,818.6	$5,346.1	$5,411.4
Sale of accounts receivable programs	63.1	(57.2)	119.0	56.4
Capital expenditures, net	(265.5)	(291.2)	(1,115.8)	(1,678.8)
Purchase of previously leased TyCom ship	—	—	(53.8)	—
Tyco Global Network spending	5.7	(163.4)	(112.7)	(1,146.0)
Dividends paid	(25.3)	(25.3)	(100.9)	(100.3)

"FREE CASH FLOW"—OLD DEFINITION	1,554.3	1,281.5	4,081.9	2,542.7
Acquisition of dealer accounts	(90.6)	(267.6)	(596.8)	(1,139.3)
Cash paid for purchase accounting and holdback/earn-out liabilities	(44.5)	(103.3)	(271.8)	(624.1)

"FREE CASH FLOW"—NEW DEFINITION	$1,419.2	$910.6	$3,213.3	$779.3

Free cash flow is a non-GAAP metric used by the Company to measure its ability to meet its future debt obligations and is also one component of measurement used in the Company's compensation plans.

TYCO INTERNATIONAL LTD.

RESULTS OF SEGMENTS

(in millions, except per share data)

(Unaudited)

	For the Quarters Ended		For the Year Ended
	09/30/03	09/30/02	09/30/03	09/30/02
		(restated)		(restated)
NET REVENUES
Fire and Security	$2,906.7	$2,876.7	$11,292.8	$10,639.0
Electronics	2,656.4	2,566.1	10,355.0	10,464.1
Healthcare	2,216.6	2,118.3	8,571.9	7,899.1
Engineered Products and Services	1,224.5	1,334.8	4,684.4	4,709.3
Plastics and Adhesives	468.6	476.9	1,897.2	1,878.3

Total Net Revenues	9,472.8	9,372.8	36,801.3	35,589.8
OPERATING PROFIT (LOSS)
Fire and Security	133.1	223.3	360.2	904.7
Electronics	(559.9)	(1,888.6)	457.7	(4,245.9)
Healthcare	595.3	500.3	2,127.1	1,846.8
Engineered Products and Services	70.0	54.8	355.2	252.5
Plastics and Adhesives	28.0	(2.7)	167.4	209.2

Total Profit (Loss)	266.5	(1,112.9)	3,467.6	(1,032.7)
Corporate Expenses	(93.1)	(127.8)	(400.6)	(419.7)

Operating Income (Loss)	173.4	(1,240.7)	3,067.0	(1,452.4)
Other Expense, Net	(11.6)	(62.4)	(223.4)	(216.6)
Interest Expense, Net	(251.7)	(294.6)	(1,040.8)	(959.7)

(Loss) Income from Continuing Operations Before Taxes and Minority Interest	(89.9)	(1,597.7)	1,802.8	(2,628.7)
Income Taxes	(131.1)	203.2	(764.5)	(208.1)
Minority Interest	(1.0)	(0.6)	(3.6)	(1.4)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(222.0)	(1,395.1)	1,034.7	(2,838.2)
Income (loss) from Discontinued Operations of Tyco Capital, Net of Tax	—	11.1	20.0	(6,282.5)
Loss on Sale of Tyco Capital, Net of Tax	—	(58.8)	—	(58.8)

(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(222.0)	(1,442.8)	1,054.7	(9,179.5)
Cumulative Effect of Accounting Change, Net of Tax	(75.1)	—	(75.1)	—

NET (LOSS) INCOME	$(297.1)	$(1,442.8)	$979.6	$(9,179.5)

BASIC COMMON SHARES OUTSTANDING:	1,995.9	1,993.8	1,995.0	1,988.5
EPS from Continuing Operations	$(0.11)	$(0.70)	$0.52	$(1.43)
EPS before Cumulative Effect	(0.11)	(0.72)	0.53	(4.62)
EPS Net (Loss) Income	(0.15)	(0.72)	0.49	(4.62)
DILUTED COMMON SHARES OUTSTANDING:	1,995.9	1,993.8	2,002.7	1,988.5
EPS from Continuing Operations	$(0.11)	$(0.70)	$0.52	$(1.43)
EPS before Cumulative Effect	(0.11)	(0.72)	0.53	(4.62)
EPS Net (Loss) Income	(0.15)	(0.72)	0.49	(4.62)

Tyco International Ltd.

Earnings Per Share from Continuing Operations

	Quarter Ended				Year Ended
	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	September 30, 2003
Diluted EPS as Previously Reported	$0.32	($0.23)	N/A	N/A	N/A
Customer Contract Amortization Method	(0.01)	0.08
ADT Dealer Reimbursements	(0.01)
Restitution Payment	(0.01)
Q2 Charges Restated to Prior Periods	(0.01)	0.21
Diluted EPS as Restated (GAAP)*	$0.28	$0.06	$0.27	($0.11)	$0.52
Intensified Internal Audit Process		0.15
D&O Insurance		0.04
Impairment of ADT Dealer Accounts		0.04
Debt Retirement (Drs)			0.07
Tax Settlement			(0.02)
Impairment & Restructuring				$0.43
Fire and Security Reserve Adjustment			0.02	$0.01
Other Corporate Charges				$0.01

*
The quarters ended March 31, 2003 and September 30, 2003 do not dilute because of low level of earnings these quarters.

Tyco International Ltd.
Restructuring Program Summary
$ millions, except for Employees and Facilities

	Quarter Ended September 30, 2003		Quarter Ended December 31, 2003		Total Year Ended September 30, 2004		Total Program
	Cash	Non-Cash	Cash	Non-Cash	Cash	Non-Cash	Cash	Non-Cash
Estimated Costs
Fire and Security	20	6	45		150	10	200	40
Plastics and Adhesives				20	40	60	40	60
Engineered Products and Services	12	6			20		30	10
Corporate	9						9
Total	41	12	45	20	210	70	279	110

					Annualized Benefits
					Cash	Non-Cash
Estimated Benefits
Fire and Security	12	3	80	15	135	25
Plastics and Adhesives			20	5	35	10
Engineered Products and Services	3	0	15		25	0
Total	15	3	115	20	195	35
Estimated Employees Impacted
Fire and Security						5,000
Plastics and Adhesives						1,900
Engineered Products and Services						275
Total						7,175
Estimated Facilities Reduced
Fire and Security						184
Plastics and Adhesives						30
Engineered Products and Services						5
Total						219

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TYCO REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS
Company Reports Fourth Quarter Loss of $0.15 Per Share, Including $0.49 per Share of Charges
Fourth Quarter Cash from Operating Activities of $1.8 billion; Free Cash Flow of $1.4 Billion
Company Initiates Divestiture and Restructuring Program As Part of Previously Discussed Strategy to Sharpen Focus on Core Businesses
TYCO INTERNATIONAL LTD. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data) (Unaudited)
Tyco International Ltd. Condensed Consolidated Balance Sheet (in millions) Preliminary — Subject to Adjustments
TYCO INTERNATIONAL LTD. Condensed Consolidated Statements of Cash Flows (in millions) Preliminary—Subject to Adjustments (Unaudited)
TYCO INTERNATIONAL LTD. RESULTS OF SEGMENTS (in millions, except per share data) (Unaudited)
Tyco International Ltd. Earnings Per Share from Continuing Operations
Tyco International Ltd. Restructuring Program Summary $ millions, except for Employees and Facilities